FOR IMMEDIATE RELEASE
Contact:
Sean O'Connor
Vice President - Legal Affairs, Chief Compliance Officer
LeCroy Corporation
Tel: 845-425-2000


LECROY CORPORATION APPOINTS SEAN O'CONNOR NEW
CHIEF FINANCIAL OFFICER

CHESTNUT RIDGE, NY, October 19, 2005 - LeCroy Corporation (Nasdaq: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that the Company's chief compliance officer and vice president of legal affairs, Sean O'Connor, 40, has been appointed chief financial officer. Scott Kantor is resigning as chief financial officer, effective November 11, to accept a position at a public company outside of the oscilloscope market. In a separate news release today, LeCroy announced first-quarter fiscal 2006 financial results.

LeCroy President and Chief Executive Officer Tom Reslewic stated, "Sean brings expertise in a number of important disciplines as well as four years of hands-on experience working with LeCroy's senior management and finance teams. Sean possesses the skills necessary to ensure continuity in the CFO position at LeCroy. He has an extensive accounting and legal background and experience in financial planning, compliance, taxation and SEC reporting. His remarkable credentials, commitment and vision made Sean the clear choice to lead our finance team."

Among his responsibilities as vice president and chief compliance officer at LeCroy, O'Connor successfully orchestrated the Company's recent Sarbanes-Oxley compliance efforts. He has led all corporate compliance activities, including oversight of LeCroy's regulatory procedures, tax matters and certain legal affairs. Before being promoted to CCO, O'Connor served as tax director at LeCroy. O'Connor, an attorney, previously was director of taxation and finance at Movado Group, Inc., where he was involved with the company's initial public offering, SEC financial reporting and financial planning matters. Prior to Movado, O'Connor was a senior consultant in the tax department at PriceWaterhouseCoopers in New York City. O'Connor, a Certified Public Accountant, received a law degree from Seton Hall University and BBA from Pace University.

"We thank Scott for all of his hard work during his time at LeCroy," said Reslewic. "We wish him well with his future endeavors."

First-Quarter Conference Call Information
LeCroy will broadcast its quarterly conference call for investors live over the Internet today, October 19 at 10:00 a.m. ET. To access the webcast, visit the "Events Calendar" in the "Investor Relations" portion of the "About LeCroy" section at www.lecroy.com.

About LeCroy Corporation
LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.


                                     # # #